EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2025 Results

MARIETTA, Pa., July 24, 2025 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the second quarter and first half of 2025.

Significant Items for Second Quarter of 2025 (all comparisons to second quarter of 2024):

  Net premiums earned decreased 1.1% to $231.8 million
  Combined ratio of 97.7%, compared to 103.0%
  Net income of $16.9 million, or 46 cents per diluted Class A share, compared to $4.2 million, or 13 cents per diluted Class A share
  Net investment gains (after tax) of $1.2 million, or 3 cents per diluted Class A share, compared to $0.6 million, or 2 cents per diluted Class A share, are included in net income
  Annualized return on average equity of 11.3%, compared to 3.4%
  Book value per share of $16.62 at June 30, 2025, compared to $14.48 at June 30, 2024

Financial Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$231,775	$234,311	-1.1%	$464,476	$462,060	0.5%
Investment income, net	12,540	11,068	13.3	24,524	22,041	11.3
Net investment gains	1,544	737	109.5	1,073	2,850	-62.4
Total revenues	247,148	246,773	0.2	491,953	487,913	0.8
Net income	16,866	4,153	306.1	42,071	10,108	316.2
Non-GAAP operating income[1]	15,647	3,571	338.2	41,224	7,857	424.7
Annualized return on average equity	11.3%	3.4%	7.9 pts	14.6%	4.2%	10.4 pts

Per Share Data
Net income – Class A (diluted)	$0.46	$0.13	253.8%	$1.17	$0.31	277.4%
Net income – Class B	0.43	0.11	290.9	1.08	0.28	285.7
Non-GAAP operating income – Class A (diluted)	0.43	0.11	290.9	1.14	0.24	375.0
Non-GAAP operating income – Class B	0.40	0.10	300.0	1.06	0.22	381.8
Book value	16.62	14.48	14.8	16.62	14.48	14.8

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased with the progress we have made and the results we delivered for both the second quarter and first half of 2025, which we believe reflect the strength of our strategic execution and underwriting discipline. A meaningful improvement in our core loss ratio for both periods underscores our commitment to disciplined risk management and sustainable profitability. As expected, net premiums written1 declined this quarter, as lower new business writings and planned attrition modestly outpaced ongoing premium rate increases and solid retention levels. As a proactive measure, we intentionally slowed new business writings in our personal lines of business to protect underwriting margins and ensure we remain focused on profitable growth opportunities. We continue to identify and pursue profitable new business opportunities in states and classes that match our objectives.

“We reached a significant milestone in our multi-year systems modernization project with the successful deployment of our final major commercial lines systems release. During the second half of 2025, we will begin to roll out this enhanced platform on a state-by-state basis, enabling us to more effectively target and win key middle market accounts. When the rollout is completed in the first half of 2026, we will be operating on a single modern technology platform for all of our middle market and small business commercial product offerings.

“As we look ahead, we remain focused on disciplined execution, organizational alignment and operational excellence to further strengthen our long-term competitive position and enhance value for our stockholders.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$138,527	$134,489	3.0%	$274,743	$266,581	3.1%
Personal lines	93,248	99,822	-6.6	189,733	195,479	-2.9
Total net premiums earned	$231,775	$234,311	-1.1%	$464,476	$462,060	0.5%

Net Premiums Written
Commercial lines:
Automobile	$50,584	$47,089	7.4%	$107,109	$100,603	6.5%
Workers' compensation	24,243	27,591	-12.1	52,997	58,665	-9.7
Commercial multi-peril	56,478	55,870	1.1	117,268	113,373	3.4
Other	13,609	11,698	16.3	28,158	25,101	12.2
Total commercial lines	144,914	142,248	1.9	305,532	297,742	2.6
Personal lines:
Automobile	52,741	62,427	-15.5	107,933	123,808	-12.8
Homeowners	33,590	39,608	-15.2	62,378	71,367	-12.6
Other	2,568	2,906	-11.6	5,062	5,714	-11.4
Total personal lines	88,899	104,941	-15.3	175,373	200,889	-12.7
Total net premiums written	$233,813	$247,189	-5.4%	$480,905	$498,631	-3.6%

Net Premiums Written

The 5.4% decrease in net premiums written for the second quarter of 2025 compared to the second quarter of 2024, as shown in the table above, represents the net combination of a 1.9% increase in commercial lines net premiums written and a 15.3% decrease in personal lines net premiums written. The $13.3 million decrease in net premiums written for the second quarter of 2025 compared to the second quarter of 2024 included:

  Commercial Lines: $2.7 million increase that we attribute primarily to solid retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by lower new business writings.
  Personal Lines: $16.0 million decrease that we attribute primarily to planned attrition due to lower new business writings and non-renewal actions, offset partially by a continuation of renewal premium rate increases and solid retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	50.1%	55.0%	52.1%	56.8%
Loss ratio - weather-related losses	11.1	10.6	7.4	7.7
Loss ratio - large fire losses	5.2	5.3	4.3	5.9
Loss ratio - net prior-year reserve development	-1.3	-0.3	-2.9	-2.0
Loss ratio	65.1	70.6	60.9	68.4
Expense ratio	32.2	31.9	33.4	33.8
Dividend ratio	0.4	0.5	0.3	0.5
Combined ratio	97.7%	103.0%	94.6%	102.7%

Statutory Combined Ratios
Commercial lines:
Automobile	97.7%	93.5%	94.6%	96.6%
Workers' compensation	104.9	117.0	111.3	114.2
Commercial multi-peril	97.5	110.6	93.9	106.7
Other	119.8	94.3	100.6	88.3
Total commercial lines	101.0	104.9	97.8	103.3
Personal lines:
Automobile	79.3	95.6	82.2	97.7
Homeowners	115.1	103.1	99.0	102.7
Other	55.2	104.7	55.9	94.8
Total personal lines	91.7	98.6	87.5	99.4
Total lines	97.4%	102.2%	93.9%	101.7%

Loss Ratio

For the second quarter of 2025, the loss ratio decreased to 65.1%, compared to 70.6% for the second quarter of 2024. For the commercial lines segment, the core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, of 54.5% for the second quarter of 2025 decreased modestly from 54.8% for the second quarter of 2024. For the personal lines segment, the core loss ratio of 43.3% for the second quarter of 2025 decreased from 55.3% for the second quarter of 2024, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses were $25.8 million, or 11.1 percentage points of the loss ratio, for the second quarter of 2025, compared to $24.7 million, or 10.6 percentage points of the loss ratio, for the second quarter of 2024. Weather-related loss activity for the second quarter of 2025 was higher than our previous five-year average of $18.9 million, or 9.2 percentage points of the loss ratio, for second-quarter weather-related losses. Atlantic States Insurance Company, our largest insurance subsidiary, incurred $3.0 million in net losses from a catastrophic wind and hail loss event in April 2025, with Donegal Mutual assuming losses that subsidiary incurred from the event in excess of its retention under an intercompany catastrophe reinsurance agreement.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2025 were $12.1 million, or 5.2 percentage points of the loss ratio. That amount was comparable to the large fire losses of $12.5 million, or 5.3 percentage points of the loss ratio, for the second quarter of 2024. We experienced a modest decrease in commercial property fire losses that was partially offset by a modest increase in homeowners fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years reduced the loss ratio by 1.3 percentage points for the second quarter of 2025 and had virtually no impact for the second quarter of 2024. Our insurance subsidiaries experienced favorable development primarily in the personal automobile and homeowners lines of business, partially offset by adverse development in other commercial lines that we primarily attribute to higher-than-anticipated case reserve development.

Expense Ratio

The expense ratio was 32.2% for the second quarter of 2025, compared to 31.9% for the second quarter of 2024. The increase in the expense ratio primarily reflected higher underwriting-based incentive costs for agents and employees, partially offset by the favorable impact of ongoing expense management initiatives. The impact from costs that Donegal Mutual Insurance Company allocated to our insurance subsidiaries related to its ongoing systems modernization project peaked at approximately 1.3 percentage points of the full year 2024 expense ratio, and we expect that impact to subside gradually over the next several years. Allocated costs related to that project represented approximately 1.0 percentage point of the expense ratio for the second quarter of 2025, and we expect the full year 2025 expense ratio impact will also be approximately 1.0 percentage point.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2025.

	June 30, 2025		December 31, 2024
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$145,585	10.2%	$170,423	12.3%
Obligations of states and political subdivisions	424,010	29.7	409,560	29.6
Corporate securities	441,603	30.9	440,552	31.8
Mortgage-backed securities	353,639	24.7	304,459	22.0
Allowance for expected credit losses	(1,374)	-0.1	(1,388)	-0.1
Total fixed maturities	1,363,463	95.4	1,323,606	95.6
Equity securities, at fair value	41,007	2.9	36,808	2.6
Short-term investments, at cost	24,764	1.7	24,558	1.8
Total investments	$1,429,234	100.0%	$1,384,972	100.0%

Average investment yield	3.5%		3.3%
Average tax-equivalent investment yield	3.6%		3.4%
Average fixed-maturity duration (years)	5.2		5.2

Net investment income of $12.5 million for the second quarter of 2025 increased 13.3% compared to $11.1 million for the second quarter of 2024. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year second quarter.

Net investment gains of $1.5 million for the second quarter of 2025 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2025, offset partially by net realized investment losses on the sale of available-for-sale fixed-maturity securities. Net investment gains of $0.7 million for the second quarter of 2024 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2024.

Our book value per share was $16.62 at June 30, 2025, compared to $15.36 at December 31, 2024, with the increase related to net income as well as $10.7 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2025 that increased our book value by $0.31 per share, offset partially by cash dividends declared.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$231,775	$234,311	-1.1%	$464,476	$462,060	0.5%
Change in net unearned premiums	2,038	12,878	-84.2	16,429	36,571	-55.1
Net premiums written	$233,813	$247,189	-5.4%	$480,905	$498,631	-3.6%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$16,866	$4,153	306.1%	$42,071	$10,108	316.2%
Investment gains (after tax)	(1,219)	(582)	109.5	(847)	(2,251)	-62.4
Non-GAAP operating income	$15,647	$3,571	338.2%	$41,224	$7,857	424.7%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.46	$0.13	253.8%	$1.17	$0.31	277.4%
Investment gains (after tax)	(0.03)	(0.02)	50.0	(0.03)	(0.07)	-57.1
Non-GAAP operating income – Class A	$0.43	$0.11	290.9%	$1.14	$0.24	375.0%

Net income – Class B	$0.43	$0.11	290.9%	$1.08	$0.28	285.7%
Investment gains (after tax)	(0.03)	(0.01)	200.0	(0.02)	(0.06)	-66.7
Non-GAAP operating income – Class B	$0.40	$0.10	300.0%	$1.06	$0.22	381.8%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
    the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 17, 2025, we declared a regular quarterly cash dividend of $0.1825 per share for our Class A common stock and $0.165 per share for our Class B common stock, which are payable on August 15, 2025 to stockholders of record as of the close of business on August 1, 2025.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, July 24, 2025, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2025	2024

Net premiums earned	$231,775	$234,311
Investment income, net of expenses	12,540	11,068
Net investment gains	1,544	737
Lease income	76	78
Installment payment fees	844	579
Other income, net	369	-
Total revenues	247,148	246,773

Net losses and loss expenses	150,917	165,360
Amortization of deferred acquisition costs	39,501	40,656
Other underwriting expenses	35,150	34,037
Policyholder dividends	819	1,187
Interest	337	155
Other expenses, net	-	365
Total expenses	226,724	241,760

Income before income tax expense	20,424	5,013
Income tax expense	3,558	860

Net income	$16,866	$4,153

Net income per common share:
Class A - basic	$0.47	$0.13
Class A - diluted	$0.46	$0.13
Class B - basic and diluted	$0.43	$0.11

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	30,678,158	27,844,811
Class A - diluted	31,336,862	27,844,903
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$233,813	$247,189

Book value per common share
at end of period	$16.62	$14.48

Annualized operating return on average equity	11.3%	3.4%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2025	2024

Net premiums earned	$464,476	$462,060
Investment income, net of expenses	24,524	22,041
Net investment gains	1,073	2,850
Lease income	153	159
Installment payment fees	1,727	803
Total revenues	491,953	487,913

Net losses and loss expenses	282,950	316,257
Amortization of deferred acquisition costs	78,732	80,258
Other underwriting expenses	76,345	75,777
Policyholder dividends	1,578	2,241
Interest	670	309
Other expenses, net	93	810
Total expenses	440,368	475,652

Income before income tax expense	51,585	12,261
Income tax expense	9,514	2,153

Net income	$42,071	$10,108

Net income per common share:
Class A - basic	$1.19	$0.31
Class A - diluted	$1.17	$0.31
Class B - basic and diluted	$1.08	$0.28

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	30,400,944	27,828,062
Class A - diluted	30,884,992	27,845,608
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$480,905	$498,631

Book value per common share
at end of period	$16.62	$14.48

Annualized operating return on average equity	14.6%	4.2%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$737,356	$705,714
Available for sale, at fair value	626,107	617,892
Equity securities, at fair value	41,007	36,808
Short-term investments, at cost	24,764	24,558
Total investments	1,429,234	1,384,972
	57,437	52,926
Premiums receivable	198,885	181,107
Reinsurance receivable	411,125	420,742
Deferred policy acquisition costs	76,620	73,347
Prepaid reinsurance premiums	182,795	176,162
Other assets	51,739	46,776
Total assets	$2,407,835	$2,336,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,117,010	$1,120,985
Unearned premiums	635,538	612,476
Borrowings under lines of credit	35,000	35,000
Other liabilities	14,618	21,795
Total liabilities	1,802,166	1,790,256
Stockholders' equity:
Class A common stock	339	329
Class B common stock	56	56
Additional paid-in capital	383,546	369,680
Accumulated other comprehensive loss	(17,517)	(28,200)
Retained earnings	280,471	245,137
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	605,669	545,776
Total liabilities and stockholders' equity	$2,407,835	$2,336,032